Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Employee Stock Purchase Plan of Mirati Therapeutics, Inc. of our reports dated February 28, 2023, with respect to the consolidated financial statements of Mirati Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Mirati Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
May 12, 2023